UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2017

LIVEXLIVE MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-167219	98-0657263
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

269 South Beverly Drive, Suite 1450

Beverly Hills, California 90212

(Address of principal executive offices) (Zip Code)

(310) 601-2500

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 30, 2017, LiveXLive Media, Inc. (the “Company”) entered into Amendment No. 2 (“Amendment No. 2”) to the Agreement and Plan of Merger, dated as of August 25, 2017 (as amended, the “Merger Agreement”), as amended by Amendment No. 1, dated as of September 28, 2017 (“Amendment No. 1”), with LXL Music Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”), Slacker, Inc., a Delaware corporation (“Slacker”), and Fortis Advisors LLC, in its capacity as the substitute stockholders’ agent in connection with the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, at the closing of the transactions contemplated therein (the “Closing”), the Merger Sub will merge with and into Slacker (the “Merger”), and following the Merger, the separate corporate existence of the Merger Sub will cease and Slacker will continue as the surviving corporation of the Merger and a wholly owned subsidiary of the Company.

Pursuant to Amendment No. 2, the parties agreed to decrease and limit the cash portion of the merger consideration payable by the Company (after giving effect to the purchase price adjustments and repayment by the Company of any Incremental Stockholder Loan (as defined in the Merger Agreement) incurred by Slacker prior to the closing of the Merger) to $14,000,000, with the remaining portion of the merger consideration to be paid in shares of the Company’s common stock. As a result, the total number of shares of the Company’s common stock issuable by the Company as the stock portion of the merger consideration will increase to an amount equal to (a) the quotient that results from dividing (i) $20,000,000 plus the amount by which the Incremental Stockholder Loan exceeds $500,000 by (ii) the offering price (the “Offering Price”) of the Company’s contemplated underwritten public offering of its shares of common stock (the “Public Offering”) to be registered on a Registration Statement on Form S-1, as may be amended from time to time and as filed with the Securities and Exchange Commission (the “SEC”), plus (b)(i) if the Cash Merger Consideration (as defined in Amendment No. 2) that would be payable if the stock consideration in foregoing clause (a) was the sole Stock Merger Consideration (without giving effect to the $14,000,000 closing cash consideration ceiling set forth in Amendment No. 2, referred to as the Closing Cash Consideration Target in Amendment No. 2) would exceed the Closing Cash Consideration Target, then an additional amount of shares of the Company’s common stock equal to the quotient of (A) the amount of such excess divided by (B) the Offering Price (collectively, the “Stock Merger Consideration”). The foregoing is anticipated to result in an increase in the Stock Merger Consideration by approximately $14,000,000 of shares of the Company’s common stock and a corresponding decrease in the Cash Merger Consideration payable at Closing by approximately $14,000,000.

In addition, pursuant to Amendment No. 2, the parties agreed, among other things, to:

•	increase the maximum number of additional shares of the Company’s common stock issuable to certain stockholders of Slacker that provide the Incremental Stockholder Loan to Slacker prior to the closing of the Merger for the purpose of funding Slacker’s working capital, to an amount equal to $750,000 divided by the Offering Price (rounded down to the nearest whole share);

•	extend the date by which the Public Offering must be priced to November 10, 2017;

•	extend the date by which the Closing must be consummated to November 17, 2017; and

•	amend certain definitions used in the Merger Agreement.

There can be no assurance that the Merger or the Public Offering will be consummated or as to the date by which the Merger or the Public Offering may be consummated, if at all.

The foregoing description of Amendment No. 2 is a summary only, does not purport to set forth the complete terms of Amendment No. 2 and is qualified in its entirety by reference to Amendment No. 2, filed as Exhibit 2.3 to this Current Report on Form 8-K and hereby incorporated by reference. For a detailed discussion of the Merger and the terms of the Merger Agreement, see the Company’s Current Report on Form 8-K, filed with the SEC on August 31, 2017. For a detailed discussion of Amendment No. 1, see the Company’s Current Report on Form 8-K, filed with the SEC on October 5, 2017.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of August 25, 2017, by and among LiveXLive Media, Inc., LXL Music Acquisition Corp., Slacker, Inc. and Columbia Capital Equity Partners V (QP), L.P., in its capacity as the Stockholders’ Agent (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 31, 2017).
2.2	Amendment No. 1 to Merger Agreement, dated as of September 28, 2017, by and among LiveXLive Media, Inc., LXL Music Acquisition Corp., Slacker, Inc. and Columbia Capital Equity Partners V (QP), L.P., in its capacity as the Stockholders’ Agent (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the SEC on October 5, 2017).
2.3*	Amendment No. 2 to Merger Agreement, dated as of October 30, 2017, by and among LiveXLive Media, Inc., LXL Music Acquisition Corp., Slacker, Inc. and Fortis Advisors LLC, in its capacity as the substitute Stockholders’ Agent.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEXLIVE MEDIA, INC.

/s/ Robert S. Ellin
	Name:	Robert S. Ellin
Dated: November 3, 2017	Title:	Chief Executive Officer and Chairman of the Board of Directors